Exhibit 10.32

EXECUTION VERSION

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”), dated as of July 31, 2009, is entered into by and among Jeffrey P. Ansell (“Ansell”), Crunch Holding Corp. (the “Company”) and Peak Holdings LLC (“Holdings”). For the purposes of this Agreement, (x) the Company, Holdings and each of their respective subsidiaries and affiliates shall collectively mean the “Company Group” and (y) each member of the Company Group, together with its successors, subsidiaries, officers, directors and each holder, directly or indirectly (as of the date of this Agreement), of at least ten percent (10%) of the outstanding common stock of the Company or membership interests of Holdings are collectively referred to as the “Beneficiaries.”

WHEREAS, the Company and Ansell entered into an Employment Agreement, dated as of April 2, 2007 (as amended, modified or supplemented from time to time, the “Employment Agreement”) and Holdings and Ansell entered into a Management Unit Subscription Agreement, dated as of April 2, 2007 and amended on March 10, 2009 (as amended, modified or supplemented from time to time, the “Unit Agreement”);

WHEREAS, Ansell’s employment as Chief Executive Officer of the Company and Holdings (and his employment with each member of the Company Group) terminated on July 10, 2009 (the “Termination Date”); and

WHEREAS, Ansell, the Company and Holdings have agreed to resolve and settle all matters with respect to events, including, but in no way limited to, Ansell’s employment with the Company and/or services to Holdings, Ansell’s rights as an equityholder of any member of the Company Group, and the termination of Ansell’s employment and/or services, in each case through the date of this Agreement; and

NOW, THEREFORE, in consideration of the recitals, promises, and other good and valuable consideration specified herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	PAYMENTS AND BENEFITS

1.1 Termination of Employment; Resignations. Ansell’s employment as an officer and employee of each of the Company, Holdings and each other member of the Company Group, terminated effective as of Termination Date in accordance with Section 7(c) of the Employment Agreement. In addition, Ansell hereby resigns from the Boards of Directors or other governing body (and any committee thereof) of each of the Company, Holdings and each other member of the Company Group, effective as of date hereof. In furtherance of the foregoing provisions, the Company, Holdings and Ansell shall execute or cause to be executed any documentation reasonably necessary to effect such resignations.

1.2 Accrued Benefits. The Company will pay to Ansell the amounts and/or provide the benefits set forth below:

(1) any unpaid Base Salary and the 15 days of unused vacation accrued for the 2009 calendar year through the Termination Date, payable within fifteen days following the Termination Date;

(2) reimbursement, within 60 days (following submission by Ansell to the Company of appropriate supporting documentation) for any unreimbursed business expenses properly incurred by Ansell in accordance with Company policy prior to the Termination Date; provided, that claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within 90 days following the Termination Date; and

(3) such vested employee benefits, if any, as to which Ansell may be entitled under the tax-qualified employee benefit plans of the Company (the amounts described in clauses (1) through (3) hereof being referred to as the “Accrued Benefits”).

1.3 Payments and Benefits. Subject in each case to the expiration of the Revocation Period (as defined in Section 2.2 below), the Company will pay to Ansell the amounts and provide the benefits specified in this Section 1.3 in consideration for Ansell entering into this Agreement, specifically including the General Release (as described in Section 2 below) and other restrictive covenants identified herein or in the Employment Agreement:

(1) Pro-Rated Target Bonus: $411,525 (i.e. 53.1% of the Target Annual Bonus), payable within 30 days after the Revocation Date;

(2) Severance: $2,325,000, which shall be payable to Ansell in equal installments in accordance with the Company’s normal payroll practices, as in effect on the Termination Date, over eighteen months after such date; provided, that the aggregate amount described in this clause (2) shall be reduced by the present value of any other cash severance benefits payable to Ansell under any other severance plans, programs or arrangements of the Company or its affiliates;

(3) Continued Medical Coverage: Continued coverage under the Company’s group health, life and disability plans until the earlier of (i) eighteen months from the Termination Date and (ii) the date Ansell is or becomes eligible for comparable coverage (determined, to the extent practicable, on a coverage-by-coverage and benefit-by-benefit basis) under health, life and disability plans of another employer; and

(4) 2009 Bonus Opportunity: Subject to the Company’s achievement of the 2009 annual EBITDA performance objectives above target as established by the Board, 53.1% of the incremental amount (if any) above the Target Annual Bonus (i.e. $775,000) up to the maximum Annual Bonus potential as set forth in the Employment Agreement, which amount (if any) shall be payable at the time that bonuses are paid to other executives of the Company.

(5) Outplacement. The Company shall reimburse Ansell for services of an executive outplacement agency, provided that such amount shall not exceed $25,000.

(6) Professional Expenses. The Company shall reimburse Ansell’s reasonable professional fees incurred to negotiate and prepare this Agreement and any related agreements, provided that such amount shall not exceed $10,000.

1.4 Equity. Subject to the expiration of the Revocation Period and to Ansell’s compliance with the restrictive covenants identified herein or in the Employment Agreement:

(a) Class B-1 Units. In addition to the 225 Class B-1 Units that are Vested Units, notwithstanding anything to the contrary in the Unit Agreement, 84.1 Class B-1 Units shall become Vested Units (the “2009 Time B-1 Units”) on the Termination Date (in lieu of the 30.5 Class B-1 Units that otherwise would have become Vested Units on the Termination Date pursuant to Part 2 of Schedule I of the Unit Agreement), for a total of 309.1 Class B-1 Vested Units.

(b) Class B-2 Units. In addition to the 225 Class B-2 Units that are Vested Units, notwithstanding anything to the contrary in the Unit Agreement, subject to Ansell’s compliance with Section 4.2 hereof, 225 Class B-2 Units that would have (but for Ansell’s termination of employment) become eligible to vest based on achievement of the EBITDA performance objectives for the 2009 fiscal year (the “Continuing 2009 Performance B-2 Units”) shall remain outstanding following the Termination Date and shall either (i) become Vested Units subject to the achievement of the EBITDA performance objectives for the 2009 fiscal year, or (ii) be forfeited without consideration if such EBITDA performance objectives are not achieved.

(c) Forfeiture of All Unvested Units. Except as otherwise set forth above with respect to the Class B-1 Units and Class B-2 Units that previously vested, the 2009 Time B-1 Units that vest pursuant to Section 1.4(a) and the Continuing 2009 Performance B-2 Units that may vest pursuant to Section 1.4(b), all Unvested Units as of the Termination Date shall be forfeited without consideration on such date.

(d) Repurchase of Class B Units.

(1) Holdings or one of the Beneficiaries identified by Holdings shall purchase, and Ansell (or his Permitted Transferees, if any) will sell, 154.55 Class B-1 Units and 112.5 Class B-2 Units, 267.05 Class B Units in total and constituting one-half of the 534.1 Class B Units held by Ansell (or his Permitted Transferees, if any) that are Vested Units (giving effect to Section 1.4(a) above). If the Continuing 2009 Performance B-2 Units become Vested Units pursuant to Section 1.4(b), then Holdings or one of the Beneficiaries identified by Holdings or one of the Beneficiaries identified by Holdings shall also purchase, and Ansell (or his Permitted Transferees, if any) will sell, 112.5 of those Continuing 2009 Performance B-2 Units, which together with the Vested Units in the immediately preceding sentence would be a total of 379.55 repurchased Class B Units (collectively, the “Repurchased Units”).

(2) The purchase price of the Repurchased Units (per Unit) shall be determined in good faith by the Board (without regard to discounts for marketability of such equity or minority status) taking into consideration Holdings’ annual independent appraiser’s report for the 2009 fiscal year that is normally obtained after fiscal year-end by Holdings for independent purposes, which Holdings and Ansell agree shall be deemed the “Fair Market Value” under Section 4.2(d) of the Unit Agreement. The closing of Holdings’ (or Beneficiary’s) purchase of the Repurchased Units shall occur within 30 days following the date that the independent appraiser’s report is completed and delivered to Holdings, a copy of which shall be delivered to Ansell (or his Permitted Transferee). The purchase price of the Repurchased Units shall be paid in a single sum in cash to Ansell (or his Permitted Transferee). Ansell (or his Permitted Transferee) shall execute such agreements and instruments as may be required to implement the repurchase of his Vested Units.

(e) Waiver of Call Rights and Put Rights. Notwithstanding anything to the contrary in the Unit Agreement, the Company and Ansell (including on behalf of their respective Affiliates) each hereby waive and relinquish any rights to require the purchase or sale of any Class B Units (except as described in Section 1.4(d) above and the following proviso), including in respect of the Continuing 2009 Performance B-2 Units that may become Vested Units pursuant to Section 1.4(b) above after the date of this Agreement (it being understood that such Continuing 2009 Performance B-2 Units shall be forfeited if they do not become Vested Units pursuant to Section 1.4(b)); provided that if during the 18-month Restricted Period under Section 8(a) of the Employment Agreement Ansell engages in Competitive Business, then the Company shall have the right and option to purchase for a period of 210 days following the discovery by the Company’s Board of such engagement in a Competitive Business, and Ansell and each member of his Family Group shall be required to sell to the Company, any or all of such Units then held by such member of Ansell’s Family Group at a price equal to then-Fair Market Value determined in accordance with Section 4.2(d) of the Unit Agreement.

(f) Repurchase of Class A Units. Notwithstanding anything to the contrary in the Unit Agreement, Ansell shall notify Holdings in writing within 14 days of the date hereof of his election to require Holdings or one of the Beneficiaries identified by Holdings to purchase, and Ansell (or his Permitted Transferees, if any) to sell, all 1,350,000 Class A Units held by Ansell (or his Permitted Transferees, if any), within 30 days following the date hereof for a single sum cash payment, in exchange for $1,444,500 which the parties agree shall be the Fair Market Value of such Units. If Ansell does not elect to have his Class A Units purchased as set forth above, Holdings hereby agrees not to exercise its call right with respect to such Units.

(g) Any Class A Units or Class B Units retained by Ansell or Ansell’s Family Group remain subject to the terms and conditions of the LLC Agreement and the Securityholders Agreement.

1.5 Tax Withholding; Payments. The Company and/or Holdings may withhold from any amounts payable in cash under this Agreement or otherwise such Federal, state and local income, employment and other taxes as may be required to be withheld in respect of any payment and/or any benefit provided for under this Agreement pursuant to any applicable law or regulation.

1.6 Full Satisfaction of Potential Claims. Ansell hereby acknowledges and agrees that his receipt and satisfaction of all payments and benefits provided in this Section 1 of this Agreement will constitute full and final payment, accord and satisfaction of any and all potential claims described in the General Release (as defined in Section 2 of this Agreement and subject to the terms and limitations in the General Release) against the Company Releasees (as defined in General Release and subject to the terms and limitations in the General Release).

1.7 No Mitigation. Ansell shall not be required to mitigate any amount of any payment provided pursuant this Agreement by seeking other employment, and, except as otherwise provided under Sections 1.3(3) or 4.2 of this Agreement, such payments shall not be reduced by any compensation or benefits received from any subsequent employer or other endeavor.

2.	RELEASES; ANSELL REPRESENTATIONS

2.1 General Release. For and in consideration of the payment of the amounts and the provision of the benefits described in Section 1 of this Agreement, Ansell hereby agrees to execute and deliver a release of all claims against each member of the Company Group as described in the form attached as Exhibit I hereto (the “General Release”).

2.2 Ansell’s Representations and Warranties. Ansell represents that he has read carefully and fully understands the terms of this Agreement, and that Ansell has been advised to consult with an attorney and has availed himself of the opportunity to consult with an attorney prior to signing this Agreement. Ansell acknowledges and agrees that he is executing this Agreement willingly, voluntarily and knowingly, of his own free will, in exchange for the payments and benefits described in Section 1 of this Agreement, and that he has not relied on any representations, promises or agreements of any kind made to him in connection with his decision to accept the terms of this Agreement, other than those set forth in this Agreement. Ansell further acknowledges, understands, and agrees that as of the Termination Date his employment and/or service with the Company and each other member of the Company Group terminated, that the provisions of Section 1 of this Agreement are in lieu of any and all payments and benefits to which Ansell may otherwise be entitled to receive pursuant to the Employment Agreement and the Unit Agreement. Ansell represents and warrants that there is no agreement, arrangement or understanding (whether or not legally binding) between any member of the Company Group, on the one hand, and him or any person or legal entity with whom he is affiliated or related (including, without limitation, as an officer, director, principal, shareholder, limited or general partner, member or family member), on the other hand (it being understood that the parties intend that any such agreement, arrangement or understanding shall be terminated under the General Release, unless expressly provided for therein or in this Agreement, and the parties further agree from time to time to cause their related parties to enter into any documentation necessary to give effect to such intention). Ansell acknowledges that he has been advised that he is entitled to take at least twenty-one (21) days to consider whether he wants to sign the General Release. Ansell understands that, except as otherwise expressly provided for under this Agreement, he will not receive any payments or benefits under this Agreement (other than the Accrued Benefits) until the seven (7) day revocation period provided for under the General Release has passed, and then, only if he has not revoked the General Release (such period during which no such revocation has occurred, the “Revocation Period”); provided, however, that if such revocation occurs, the Company, Holdings and Ansell acknowledge that the parties will retain or be restored to all rights under the Employment Agreement and the Unit Agreement or otherwise that applied absent signing of this Agreement and the General Release.

3.	EFFECTS OF SETTLEMENT; WAIVER OF JURY TRIAL

3.1 No Admission. Ansell and the Company, on behalf of the Beneficiaries, agree that the payments and benefits by any member of the Company Group, and the acceptance by Ansell of the same, all as provided in Section 1 of this Agreement, and the execution of this Agreement are the result of a compromise of disputed claims, and shall never for any purpose be considered an admission of liability or responsibility by the Beneficiaries, and Holdings, the Company, on behalf of the Beneficiaries, and each other member of the Company Group expressly denies any liability.

3.2 Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO HEREBY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED HEREIN. Each of the parties hereto also waives any bond or surety or security upon such bond, which might, but for this waiver, be required of any of the other parties. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement or the General Release, including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Each of the parties hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on the waiver in entering into this Agreement, and that each will continue to rely on the waiver in their related future dealings. Each of the parties hereto further warrants and represents that each has reviewed this waiver with his or its legal counsel and that each knowingly and voluntarily waives his or its jury trial rights following consultation with legal counsel. This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and the waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

4.	CONFIDENTIALITY OF THIS AGREEMENT; RESTRICTIVE COVENANTS

4.1 Statements by Ansell; Statements by the Company. Ansell shall not, directly or indirectly, at any time issue or make any release or statement (whether public or private), as applicable, about the Company Group or other Beneficiaries regarding any of the foregoing’s financial status, business, compliance with laws, ethics, members, managing members, partners, personnel, directors, officers, employees, consultants, agents, services, business methods or otherwise, which is intended to or could disparage or otherwise harm any member of the Company Group or other Beneficiaries, or otherwise degrade any member of the Company Group or other Beneficiary’s reputation in the business, industry or legal community in which any such Company Group member or other Beneficiary operates; provided that Ansell shall be permitted to: (a) provide truthful testimony in any legal proceeding or process and (b) defend himself against any statement made by the Company Group that he believes is intended or reasonably likely to disparage or otherwise degrade his reputation in the business, industry or legal community in which he operates. The Company and Holdings agree that they will not (and they will instruct their executive officers and members of the Board of Directors or other governing board of the Company or Holdings or their Subsidiaries not to) issue or make any press release or public statement, as applicable, about Ansell which is intended to disparage Ansell, or otherwise degrade Ansell’s reputation in the business or industry in which Ansell operates; provided that such directors and other governing board members shall be permitted to: (a) provide truthful testimony in any legal proceeding or process; (b) make any statement that is required by applicable securities or other laws to be included in a filing or disclosure document, and (c) defend itself against any statement made by Ansell that the Company Group believes is intended or reasonably likely to disparage any member of the Beneficiaries or the Company Group or otherwise degrade any member of the Beneficiaries’ or Company Group’s reputation in the business, industry or legal community in which such member of the Beneficiaries or Company Group operates.

4.2 Continuation of Restrictive Covenants; Separate Liability. Ansell agrees and acknowledges that, except as may be expressly otherwise agreed by the parties hereto in writing, all restrictive covenants set forth in Sections 8 and 9 of the Employment Agreement shall continue in full force and effect following the Termination Date, pursuant to their terms. Ansell further agrees and understands that his obligations set forth in Article IV of this Agreement (and the restrictive covenants set forth in the Employment Agreement) are separate from any other provisions in this Agreement and that any breach of those provisions (or any of the restrictive covenants contained in the Employment Agreement) may be treated by the Company Group and the Beneficiaries as a breach of this covenant for which Ansell may be separately liable, and for which the Company Group may seek any remedies to which it is entitled as set forth in Section 10 of the Employment Agreement (which Section 10 shall continue in full force and effect following the Termination Date) or otherwise at law or in equity (and that, in addition to any other remedy, Ansell shall forfeit all unpaid amounts and benefits payable pursuant to Sections 1.3 and 1.4 (including, without limitation, with respect to any Class B-2 Units) if Ansell breaches his obligations set forth in Article IV of this Agreement (or the restrictive covenants set forth in Sections 8 and 9 of the Employment Agreement)).

5.	GOVERNING LAW; RESOLUTION OF DISPUTES

5.1 Governing Law.

This Agreement and the General Release shall each be governed and interpreted in accordance with and enforced in all respects pursuant to the laws of the State of Delaware, irrespective of the choice of law rules of that or any other jurisdiction that direct the application of the laws of any jurisdiction other than the State of Delaware, which is the place of domicile of the Company, Holdings and a majority of the Beneficiaries.

5.2 Resolution of Disputes

Each party hereto agrees that following a good faith attempt to resolve such disagreement or controversy through non-binding mediation among the parties, any disagreement or controversy arising out of or relating to this Agreement (other than pursuant to Section 4 of this Agreement, including the restrictive covenants of the Employment Agreement) shall be exclusively resolved by way of confidential arbitration under the provisions of Section 11(o) of the Employment Agreement, which Section 11(o) shall continue in full force and effect following the Termination Date.

6.	TRANSITION; COOPERATION

Ansell agrees that he will assist his successor or designees in assuring an orderly transition of his responsibilities and duties to the Company and its affiliates. In addition, Ansell shall provide his reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Ansell’s employment with the Company, provided, that, following the Termination Date, the Company shall pay all expenses incurred by Ansell in providing such cooperation, including, without limitation, all transportation, lodging and meal expenses (in the same level of comfort provided to Ansell for his business travel during his period of employment) and reasonable attorneys fees.

7.	SEVERABILITY

If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement or the remaining portion of a partially invalid provision, which shall remain in force, and the provision in question shall be modified by the court so as to be rendered enforceable.

8.	CONSTRUCTION

Each party and its counsel have reviewed this Agreement and the General Release and have been provided the opportunity to review this Agreement and the General Release and accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or the General Release. Instead, the language of all parts of this Agreement and the General Release shall be construed as a whole, and according to their fair meaning, and not strictly for or against either party.

9.	ACCEPTANCE AND EFFECTIVENESS

This Agreement shall become effective immediately upon Ansell’s execution of this Agreement; provided, however, that the parties’ obligations hereunder shall not become effective until the eighth (8th) day following the execution and delivery of the General Release, so long as Ansell has not then revoked the General Release. The Revocation Period shall be deemed expired without a revocation if Ansell dies before such 8th day. If Ansell shall die at any time, all then-unpaid amounts payable to Ansell under this Agreement shall be paid to his estate (or in the case of Section 1.4(d) and 1.4(f), to any Permitted Transferee to which Ansell may have transferred his Units) at such time or times as such amounts would have been paid to Ansell had he survived.

10.	INDEMNIFICATION

The Company shall continue to indemnify Ansell, and cover him under directors and officers liability insurance, for his performance as an officer, director or employee of the Company or its Subsidiaries according to the terms and conditions set forth in Section 11(p) of the Employment Agreement, which Section 11(p) shall continue in full force and effect following the Termination Date.

11.	APPLICATION OF SECTION 409A

This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. For purposes of section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” (within the meaning of such term under section 409A of the Code), each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code. In no event may Ansell, directly or indirectly, designate the calendar year of payment.

12.	ENTIRE AGREEMENT; NOTICES; DEFINITIONS; COUNTERPARTS

12.1 Entire Agreement. This Agreement and the General Release together set forth the entire agreement between the parties hereto and fully supersede any and all prior agreements or understandings, including the Employment Agreement and the Unit Agreement (other than as expressly set forth herein, including with respect to the Employment Agreement and the Unit Agreement to the extent described in Sections 4.2 (as modified by Section 4.2), 5.2 and 10 hereof) between the parties hereto pertaining to the subject matter hereof. For the avoidance of doubt, the terms of the LLC Agreement and the Securityholders Agreement remain in full force and effect and shall not in any manner be modified by the terms of this Agreement.

12.2 Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, electronic mail, or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company, or Holdings:

Crunch Holding Corp.

One Old Bloomfield

Mountain Lakes, New Jersey 07046

Attention: General Counsel

with a copy which shall not constitute Notice to:

The Blackstone Group

345 Park Avenue

New York, New York 10154

Attention: Prakash Melwani

with a copy which shall not constitute Notice to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Gregory T. Grogan

If to Ansell: To the most recent address of Ansell’s set forth in the personnel records of the Company.

with a copy which shall not constitute Notice to:

Vedder Price P.C.

222 North LaSalle Street

Suite 2600

Chicago, Illinois 60601

Attention: Robert F. Simon

12.3 Definitions. Terms not otherwise defined herein shall have the meaning ascribed to them in the Employment Agreement or the Unit Agreement.

12.4 Counterparts. This Agreement may be executed in one or more counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signatures on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement effective as of the date first above written.

PEAK HOLDINGS LLC

By:	/s/ M. KELLEY MAGGS
Title:	Senior Vice President

CRUNCH HOLDING CORP.

By:	/s/ M. KELLEY MAGGS
Title:	Senior Vice President

JEFFREY P. ANSELL

/s/ JEFFREY P. ANSELL

Exhibit I

GENERAL RELEASE

Section 1. Release. For and in consideration of the payment of the amounts and the provision of the benefits described in Section 1 of that certain Separation Agreement dated as of July 31, 2009 by and between Jeffrey P. Ansell (“Ansell”), Crunch Holding Corp. (the “Company”) and Peak Holdings LLC (the “Holdings”) (the “Separation Agreement”), Ansell hereby agrees on behalf of himself, his agents, assignees, attorneys, successors, assigns, heirs and executors, to, and Ansell does hereby, fully and completely forever release each member of the Company Group and the Beneficiaries (as such terms are defined in the Separation Agreement) and their respective past, current and future affiliates, predecessors and successors and all of their respective past and/or present officers, directors, partners, members, managing members, managers, employees, agents, representatives, administrators, attorneys, insurers and fiduciaries, in their individual and/or representative capacities (hereinafter collectively referred to as the “Company Releasees”), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, differences, judgments, claims, debts, dues, sums of money, accounts, covenants, contracts, and demands of any kind whatsoever, which Ansell or his agents, assignees, attorneys, successors, assigns, heirs and executors ever had, now have or may have against Company Releasees or any of them, in law, or equity, whether known or unknown to Ansell, for, upon, or by reason of, any matter, action, omission, course or thing whatsoever occurring up to the date this General Release is signed by Ansell, including, without limitation, in connection with or in relationship to Ansell’s employment or other service relationship with the Company, the termination of any such employment or service relationship and any applicable employment, compensatory or equity arrangement with the Company and/or Holdings (including, without limitation, the Employment Agreement and the Unit Agreement (as each such term is defined in the Separation Agreement), any exhibits attached thereto, any amendments thereto, and any equity or employee benefit plans, programs, policies or other arrangements), any claims of breach of contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability, medical condition or other discrimination or harassment, (such released claims are collectively referred to herein as the “Released Claims”); provided that such Released Claims shall not include any claims by Ansell (or his Permitted Transferee or heirs or personal representatives of his estate, as may apply) to enforce Ansell’s rights or the Company’s or Holdings’s obligations under, or with respect to, the Separation Agreement (“Ansell’s Retained Rights”).

Section 2. Waiver. Notwithstanding the generality of Section 1 above, other than Ansell’s Retained Rights, the Released Claims include, without limitation: (i) any and all claims relating to base salary or bonus payments or benefits pursuant to the Employment Agreement and the Unit Agreement, other than those payments and benefits specifically provided for in Section 1 the Separation Agreement; (ii) any and all claims under federal, state and local statutory, common and administrative law with respect to matters arising from or derivative of Ansell’s employment with the Company, his separation from employment with the Company, or otherwise, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq. (“Title VII”), the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq., (“ERISA”), the Fair Labor Standards Act, as amended, 29 U.S.C. § 201 et seq. (“FLSA”), the Americans with Disabilities Act of 1990, as amended, 29 U.S.C. § 12101 et seq. (“ADA”), the Rehabilitation Act of 1973, as amended, 29

U.S.C. § 701 et seq., the Equal Pay Act, as amended, 29 U.S.C. § 206(d), the Sarbanes-Oxley Act of 2002, 18 U.S.C. § 1514A et seq. (“SOX”), the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), the Family and Medical Leave Act of 1992, 29 U.S.C. § 2601 et seq. (“FMLA”), § 201-d, and the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. § 1981 et seq.; General Laws of the State of Delaware; and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment or otherwise; and (iii) any claims for wrongful discharge, breach of contract, fraud, misrepresentation or any compensation claims, or any other claims under any statute, rule or regulation or under the common law, including compensatory damages, punitive damages, attorney’s fees, costs, expenses and all claims for any other type of damage or relief; provided, however, that nothing in this General Release is intended to or does prevent Ansell from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state Fair Employment Practices Agency (except that he acknowledges that he may not be able to recover any monetary benefits in connection with any such claim, charge, or proceeding) and provided further that Ansell’s waiver of claims relating to or arising under ERISA, or with respect to the Company’s employee benefit plans, programs, policies, or other arrangements shall not be construed as a waiver of his right to receive his benefits under such plans, programs, policies, or other arrangements, if any, in accordance with the terms and provisions of such plan, or as a waiver of his right to reimbursement for covered expenses under and in accordance with the terms and provisions of the foregoing, to the extent such covered expenses were incurred during a period in which Ansell was eligible to participate and in fact was participating in such plans.

THIS MEANS THAT, EXCEPT AS PROVIDED ABOVE, BY SIGNING THIS GENERAL RELEASE, ANSELL WILL HAVE WAIVED ANY RIGHT ANSELL MAY HAVE HAD TO BRING A LAWSUIT OR MAKE ANY CLAIM AGAINST COMPANY RELEASEES BASED ON ANY ACTS OR OMISSIONS OF COMPANY RELEASEES UP TO THE DATE OF THE SIGNING OF THIS AGREEMENT.

Section 3. Waiver of Equity Rights. Except as otherwise set forth in Section 1 of the Separation Agreement, in consideration of the payments and benefits provided for elsewhere in Section 1 of the Separation Agreement, and for other good and valuable consideration, Ansell hereby forever waives, releases and fully relinquishes any right or title to any and all equity, whether granted to Ansell as of the Termination Date or not, in any member of the Company Group.

Section 4. Ansell’s Representations and Warranties. Ansell represents that he has read carefully and fully understands the terms of this General Release, and that Ansell has been advised to consult with an attorney and has availed himself of the opportunity to consult with an attorney prior to signing this General Release. Ansell acknowledges and agrees that he is executing this General Release willingly, voluntarily and knowingly, of his own free will, in exchange for the payments and benefits described in Section 1 of the Separation Agreement, and that he has not relied on any representations, promises or agreements of any kind made to him in connection with his decision to accept the terms of the Separation Agreement or the General Release, other than those set forth in the Separation Agreement. Ansell further acknowledges, understands, and agrees that his employment and/or service with the Company and each other member of the Company Group has terminated, that the provisions of Section 1 of the Separation Agreement are in lieu of any and all payments and benefits to which Ansell may otherwise be entitled to receive pursuant to the Employment Agreement and the Unit Agreement. Ansell

represents and warrants that there is no agreement, arrangement or understanding (whether or not legally binding) between any member of the Company Group, on the one hand, and him or any person or legal entity with whom he is affiliated or related (including as an officer, director, principal, shareholder, limited or general partner, member or family member), on the other hand (it being understood that any such agreement, arrangement or understanding shall be terminated under this General Release, unless expressly provided for herein or in the Separation Agreement). Ansell acknowledges that he has been advised that he is entitled to take at least twenty-one (21) days to consider whether he wants to sign this General Release and that the ADEA gives him the right to revoke this General Release within seven (7) days after it is signed, and Ansell understands that he will not receive any payments under the Separation Agreement (other than the Accrued Benefits (as defined in the Separation Agreement)) until such seven (7) day revocation period has passed and then, only if he has not revoked this General Release. To the extent Ansell has executed this General Release within less than twenty-one (21) days after its delivery to him, Ansell hereby acknowledges that his decision to execute this General Release prior to the expiration of such twenty-one (21) day period was entirely voluntary, and taken after consultation with and upon the advice of his attorney.

Ansell fully understands that this General Release is a legally binding document and that by signing this General Release Ansell is prevented from filing, commencing or maintaining any action against any of the Company Releasees, other than to enforce his rights under the Separation Agreement as well as his rights as set forth in Section 2 above of this General Release.

This General Release is final and binding and may not be changed or modified, except by written agreement by both of the Company and Ansell.

Dated: July 31, 2009	/s/ JEFFREY P. ANSELL
JEFFREY P. ANSELL